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                                                                  EXHIBIT 99.1

[GENCORP LOGO]

                                                            Rosemary B. Younts
                                         Senior Vice President, Public Affairs
                                                                (916) 351-8650
                                                                (916) 804-7820
News Release
                                                                 Terry L. Hall
                                                     Senior Vice President and
                                                       Chief Financial Officer
                                                                (916) 351-8606


                              FOR IMMEDIATE RELEASE



 GENCORP REACHES AGREEMENT WITH US EPA TO REMOVE LAND FROM SACRAMENTO SUPERFUND
      SITE; ALSO ANNOUNCES CORPORATE RESTRUCTURING AND 3RD QUARTER UPDATE



         SACRAMENTO, CA, September 17, 2001 - GenCorp (NYSE: GY) announced today three significant events related to property holdings at its Aerojet Sacramento site, a corporate restructuring, and earnings outlook for the third quarter.

         The Company has reached an agreement with the US Environmental Protection Agency to remove 3,200 acres of property at its Sacramento Aerojet facility from the Superfund site designation. All necessary state and federal signatures for the "Carve Out" agreement were obtained by last Friday, and the documents are expected to be lodged in US Federal District Court in Sacramento this week. The agreement will be subject to a 30-day public comment period and a public hearing in the State of California, after which the Company expects the District Court to modify the existing Aerojet Partial Consent Decree to implement the carve out.

         "This carve out agreement marks a major accomplishment that will enable us to utilize our valuable property assets by proceeding with our strategy for economic development in the Capital Valley," said Bob Wolfe, Chairman and CEO. "The 3,200 acres being removed from the
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Superfund site is property that has never been used for operations and is ideally situated along a major highway corridor in an area that is among the top ten growth and investment regions in the United States. The property is well suited and already zoned for multiple uses, including office, commercial and light industrial," Wolfe added.

         GenCorp also said today that it would be restructuring its corporate headquarters to reduce corporate expenses by approximately $3 million on an annual basis. The restructuring will be implemented through a voluntary early retirement program and could result in a fourth quarter charge of $6 to $8 million.

         In addition, the Company now expects third quarter earnings results, which will be released on September 24, to fall short of analysts' consensus expectations. The Company expects third quarter earnings to be in the $0.10 to $0.12 range. The reduction in third quarter earnings estimates is driven by a combination of poor performance from the Aerojet Fine Chemicals business and a timing issue on closing certain real estate transactions unrelated to the 3,200 acres being removed from the Aerojet Sacramento Superfund site, coupled with continuing, but slower than expected recovery of the GDX Automotive business from inefficiencies in its North American operations.

         For the full year, the Company has previously issued guidance that earnings per share, excluding the gain from the sale of Aerojet's Electronic and Information Systems business to Northrop Grumman, would be at the lower end of the range of $1.54 to $1.64. The Company now believes that this earnings level may not be achieved because the timing of potential land sales is a major factor at risk. Nevertheless, the Company remains confident that it will meet or exceed full year analysts' expectations of $1.26 (First Call), excluding unusual items.

         Although forecasts by the Company are subject to numerous variables and uncertainties, the primary risks associated with achieving forecasted results include: (i) the timing of potential land sales; (ii) automotive production rates, and; (iii) the automotive segment's ability to reduce inefficiencies and meet vehicle seal build rates for the Ford Explorer.
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         This release contains forward-looking statements as defined by the
Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company's management, other than historical information, may be deemed to be forward-looking statements. A variety of factors, which are listed in the forward-looking statements section of Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's 2000 Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q for the quarters ended February 28, and May 31, 2001, all of which have been filed with the U.S. Securities and Exchange Commission, could cause actual results or outcomes to differ materially from those expected by the Company and expressed in the Company's forward-looking statements.

         GenCorp is a technology-based manufacturer with leading positions in the aerospace and defense, pharmaceutical fine chemicals and automotive industries. For more information visit the Company's Web Site at www.gencorp.com.

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